UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2007

ZIM CORPORATION
(Exact name of Registrant as specified in its charter)

Canada
(State or other jurisdiction of incorporation)

0-30432	Not Applicable
(Commission File Number)	(IRS Employer Identification No.)

150-150 Isabella Street Ottawa, Ontario, Canada K1S 1V7
(Address of principal executive offices, including zip code)

(613) 727-1397
(Registrant's telephone number)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) Dr. Michael Cowpland, who currently serves as the Chief Financial and Accounting Officer for ZIM Corporation will step down from this position. Dr. Cowpland continues in his role as President and Chief Executive Officer of the company, a role in which he has served since 2001. The remaining information required by this Item is incorporated by reference from the section of ZIM Corporation’s 2006 Proxy Statement entitled “Certain Relationships and Related Transactions,” which was filed on August 21, 2006.

(b) Effective November 8th, 2007, John Chapman will be appointed to the position of Chief Financial and Accounting Officer for ZIM Corporation. Mr. Chapman, 43, will provide his services through Chapman CFO Resources Inc a consulting company owned by Mr. Chapman in which ZIM entered into an agreement with on July 20th, 2007. The agreement terms include compensation for services in the amount of $500.00 Canadian per diem and stock options in the amount of 750 per diem divided by the share price at closing the day prior to the option grant. Options are granted on a monthly basis from the employee stock option plan. In his role as CFO Mr. Chapman will be responsible for ZIM Corporation’s financial operations and reporting requirements. In the past 5 years Mr. Chapman has held senior finance positions with Amdocs Canadian Managed Services and at Certen Inc. (a joint venture between Bell Canada Enterprises and Amdocs) providers of billing software and outsourcing services to tier 1 Telco providers where he was Director of Finance responsible for management reporting, budgeting and financial planning. Mr. Chapman continues to provide financial and management consulting through Chapman CFO resources to other firms.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIM CORPORATION

November 13, 2007	By: /s/ Michael Cowpland
Name: Michael Cowpland
	Title:	President and Chief

Executive Officer

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